Exhibit 3.22

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The undersigned Oklahoma corporation, organized and existing under and by virtue of the Oklahoma General Corporation Act for the purpose of adopting an amended and restated certificate of incorporation, does hereby submit:

1.	A. The name of the corporation is Calumet Oil Company.

B. There is no change in the name of the corporation.

2.	The name under which it was originally incorporated is Calumet Oil Company.

3.	The date of filing of its original certificate of incorporation was October 11, 1956.

4.	The name of the registered agent and the street address of the registered office in the State of Oklahoma is Mark A. Fischer, 701 Cedar Lake Blvd., Oklahoma City, OK 73114.

5.	The duration of the corporation is perpetual.

6.	The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.

7.	The aggregate number of authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is as follows:

1,000,000 shares of common stock with par value of $0.01

Such Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Title 18, Section 1080 after being proposed by the Directors and adopted by the shareholders in the manner and by the vote prescribed in Title 18, Section 1077, and restated, integrates and further amends the certificate of incorporation.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its president and attested to by its Secretary this 1st day of November, 2006.

/s/ Mark A. Fischer
Mark A. Fischer, President

ATTEST:

/s/ Robert W. Kelly II
Robert W. Kelly II, Secretary